                                                                       EXHIBIT 5



                               NETFLIX.COM, INC.

                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT

            This Agreement is made as of February __, 1999 among NetFlix.com, Inc., a Delaware corporation (the "COMPANY") and the persons and entities listed on the Schedule of Investors attached hereto as Exhibit A (the "INVESTORS").


                                    SECTION I

                    AUTHORIZATION AND SALE OF PREFERRED STOCK

        1.1 AUTHORIZATION. The Company will authorize the sale and issuance of up to 4,750,000 shares of its Series C Preferred Stock, (the "SHARES"), having the rights, privileges and preferences as set forth in the Amended and Restated Certificate of Incorporation (the "CERTIFICATE") in the form attached to this Agreement as Exhibit B.

        1.2 SALE OF PREFERRED. Subject to the terms and conditions hereof, at the Closing (as defined below) the Company will severally issue and sell to each of the Investors and the Investors will severally buy from the Company the total number of Shares set forth opposite such Investor's name in column 2 of the Schedule of Investors attached hereto as Exhibit A for the aggregate purchase price, calculated on a per share purchase price of $3.27 (except with respect to those shares to be purchased by Comdisco, Inc. for which Comdisco, Inc. will pay $2.72 per share) ,set forth in column 3 opposite the Investor's name in the Schedule of Investors. The Company's agreements with each of the Investors are separate agreements, and the sales to each of the Investors are separate sales.


                                   SECTION II

                             CLOSING DATE; DELIVERY

        2.1 CLOSING. The purchase and sale of the Shares shall take place in a closing (the "CLOSING") at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050 on or about February 17, 1999 or at such other time as the Company and the Investors mutually agree upon.

        2.2 DELIVERY. At the Closing, the Company will deliver to each Investor a certificate, registered in such Investor's name, representing the number of Shares to be purchased by such Investor as specified in the Schedule of Investors, against payment of the purchase price therefor by cancellation of indebtedness, by check payable to the Company, by wire transfer in accordance with the Company's wiring instructions, or by a combination thereof. Upon completion of the Closing, all purchasers of Shares shall be considered "Investors" within the meaning of this Agreement.

                                   SECTION III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            Except as set forth on Exhibit C attached hereto, the Company represents and warrants to the Investors as follows:

        3.1 ORGANIZATION AND STANDING; CERTIFICATE AND BYLAWS. The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Company has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted, and is in good standing in each jurisdiction where the failure to so qualify would have a material adverse effect on its business or properties.

        3.2 CORPORATE POWER. The Company will have at the Closing all requisite legal and corporate power and authority to execute and deliver this Agreement and any agreements set forth as exhibits hereto (collectively, the "AGREEMENTS"), to sell and issue the Shares hereunder, to issue the Common Stock issuable upon conversion of the Shares and to carry out and perform its obligations under the terms of the Agreements.

        3.3 CAPITALIZATION. The authorized capital stock of the Company will, upon the filing of the Certificate, consist of 27,000,000 shares of Common Stock (the "COMMON STOCK") and 15,526,616 shares of Preferred Stock (the "PREFERRED STOCK"), 5,000,000 of which are designated Series A Preferred Stock, 5,776,616 of which are designated Series B Preferred Stock and 4,750,000 of which are designated Series C Preferred Stock. Immediately prior to the Closing, 6,623,464 shares of Common Stock will be outstanding, 4,444,545 shares of Series A Preferred Stock will be outstanding and 5,684,024 shares of Series B Preferred Stock will be outstanding. The Company has reserved 15,526,616 shares of Common Stock for issuance upon conversion of the Preferred Stock. The Company has reserved 1,526,108 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 1997 Stock Plan duly adopted by the Board of Directors and approved by the Company's stockholders (the "1997 Stock Plan"). Of such reserved shares of Common Stock, options to purchase 526,108 shares have been granted and are currently outstanding and 1,000,000 shares of Common Stock remain available for issuance pursuant to the 1997 Stock Plan. All of the outstanding shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock are duly authorized, validly issued, fully paid and nonassessable, and were issued in compliance with applicable federal and state securities laws. The Shares, when issued pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable. Except those purchase rights, options and warrants as set forth in Schedule 3.3, there are no other options, warrants or other rights (including conversion or preemptive rights) or agreements outstanding to purchase any of the Company's authorized and unissued capital stock. To the Company's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company.

        3.4 AUTHORIZATION. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of the Agreements by the Company, the authorization, sale, issuance and delivery of the Shares (and the Common Stock issuable upon conversion of the Shares) and the performance of all of the Company's obligations under the Agreements has been taken or will be taken prior to the Closing. The Agreements, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company, enforceable in accordance with their terms. The Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, will be fully paid and nonassessable, and will have the rights, preferences and privileges described in the Certificate; the Common Stock issuable upon conversion of the Shares has been duly and validly reserved and, when issued in compliance with the provisions of this Agreement and the Certificate, will be validly issued, and will be fully paid and nonassessable; and the Shares and such Common Stock will be free of any liens or encumbrances, assuming the Investors take the shares with no notice thereof, other than any liens or encumbrances created by or imposed upon the holders; provided, however, that the Shares (and the Common Stock issuable upon conversion thereof) may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein.

        3.5 COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in violation or default of any term of its Certificate or Bylaws, or in any material respect of any term or provision of any material mortgage, indebtedness, indenture, contract, agreement, instrument, judgment, order or decree, and to its knowledge is not in violation of any statute, rule or regulation applicable to the Company where such violation would have a material adverse effect on the Company. The execution, delivery and performance of and compliance with the Agreements, and the issuance of the Shares and the Common Stock issuable upon conversion of the Shares, have not resulted in and will not result in any material violation of, or conflict with, or constitute with or without the passage of time and the giving of notice a material violation or default under, the Company's Certificate or Bylaws.

        3.6 GOVERNMENTAL CONSENT, ETC. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Shares (and the Common Stock issuable upon conversion of the Shares), or the consummation of any other transaction contemplated hereby, except (a) filing of the Certificate in the office of the Delaware Secretary of State and (b) qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of the Shares (and the Common Stock issuable upon conversion of the Shares) under applicable Blue Sky laws.

        3.7 OFFERING. Subject to the accuracy of the Investors' representations in Section 4 hereof, the offer, sale and issuance of the Shares to be issued in conformity with the terms of this Agreement, and the issuance of the Common Stock to be issued upon conversion of the Shares, constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "SECURITIES ACT") and in compliance with applicable state securities laws.

        3.8 BROKERS OR FINDERS; OTHER OFFERS. The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

        3.9 INTELLECTUAL PROPERTY. The Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, tradenames, copyrights, trade secrets, licenses, information and proprietary rights and processes necessary for its business as currently conducted without any conflict with, or infringement of, the rights of others. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or arrangements of any kind with respect to the patents, trademarks, service marks, tradenames, copyrights, trade secrets, licenses, information, proprietary rights and process of any other person or entity, except, in either case, for standard end-use, object code, internal use software licenses and support maintenance agreements. The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets or other proprietary rights or processes of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interest of the Company or that would conflict with the Company's business. Neither the execution or delivery of this Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as currently conducted, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. The Company does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by the Company. Set forth in Section 3.9 of the Schedule of Exceptions is a listing of all patents, trademarks and licenses of the Company.

        3.10 SUBSIDIARIES. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity.

        3.11 LITIGATION. There is no action, suit, proceeding or, to the Company's knowledge, investigation pending or, to the Company's knowledge, currently threatened against the Company that questions the validity of this Agreement, the Amended and Restated Stockholders' Rights Agreement, attached hereto as Exhibit D (the "STOCKHOLDERS' RIGHTS AGREEMENT") and of even date herewith, or the right of the Company to enter into each such agreement, or to consummate the transactions contemplated hereby or thereby. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which prohibits the transactions contemplated by this Agreement. There is no action, suit or proceeding by the Company currently pending or which the Company currently intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened (or any basis therefor) known to the Company involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employees, or their obligations under any agreements with prior employers.

        3.12 RIGHTS OF REGISTRATION. Except as contemplated in the Stockholders' Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

        3.13 CORPORATE DOCUMENTS. The Certificate and Bylaws of the Company are in substantially the forms attached hereto as Exhibit B and Exhibit E, respectively.

        3.14 EMPLOYEE BENEFIT PLANS. The Company does not have any "employee benefit" plan as defined in the Employee Retirement Income Security Act of 1974 ("ERISA"). The Company is not, nor was it at any time, obligated to contribute to any employee pension benefit plan which is or was a multi-employer plan as defined in ERISA.

        3.15 TAX RETURNS AND PAYMENTS. The Company has filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due. Except as would not have a material adverse effect on the Company, since the date of the Financial Statements, the Company has not incurred any taxes, assessments or governmental charges other than in the ordinary course of business and the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. Except as would not have a material adverse effect on the Company, the Company has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

        3.16 COMPLIANCE WITH LAWS. The Company has complied with and is not in violation of any foreign, federal, state or local statute, law or regulation, the violation of which would have a material adverse effect on the Company.

        3.17 TITLE TO PROPERTY AND ASSETS. The Company owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in material compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances.

        3.18 NO CONFLICT OF INTEREST. Except as set forth on Schedule 3.18, the Company is not indebted to any of its officers or directors or to their respective spouses or children, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business. None of the Company's officers or directors, or any members of their immediate families, are indebted to or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated (other than the Company itself) or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that officers, directors and/or stockholders of the Company may own stock in (but not to exceed two (2) percent of the outstanding capital stock thereof) publicly traded companies that may compete with the Company. No officer or director or any member of their immediate families is interested in any material contract with the Company.

        3.19 BOOKS AND RECORDS. The Company has made available to the Investors all corporate and financial books and records of the Company which are current in all material respects.

        3.20 VOTING AGREEMENTS. To the knowledge of the Company, other than the Stockholders' Rights Agreement, there is no stockholder agreement or voting agreement or agreement or understanding between any stockholders or any other persons that grants special rights with respect to any shares of the Company's capital stock.

        3.21 MATERIAL AGREEMENTS. Except as set forth in the Schedule 3.22 of the Schedule of Exceptions, the Company does not have any contract, agreement, lease or commitment, written or oral, absolute or contingent, other than (i) contracts for the purchase of supplies or services entered into in the ordinary course of business and that do not involve more than $15,000 and do not extend for more than one year beyond the date hereof, (ii) equipment leases entered into in the ordinary course of business and that do not individually provide for rental payments of more than $20,000 annually, (iii) contracts terminable by the Company on no more than sixty days' notice without materially adverse cost or liability to the Company and (iv) contracts expressly contemplated hereby. The Company has not engaged in the past three (3) months in any substantive and material discussion (i) with any representative of any corporation or corporations regarding the consolidation or merger of the Company with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up of the Company.

        3.22 FINANCIAL STATEMENTS. The Company has delivered to each Investor its unaudited balance sheet as of December 31, 1998 and unaudited statement of income for the twelve-month period ending on December 31, 1998 (collectively, the "Financial Statements"), copies of which are attached hereto as Exhibit F. The Financial Statements are in accordance with the books and records of the Company and present fairly the financial condition and position of the Company as of the statement date, and other dates therein specified; provided, however, that the unaudited interim financial statements are subject to normal recurring year-end audit adjustments. The Company has made a good faith effort to prepare the Financial Statements in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other, and the unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 1998, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The Company will make a good faith effort to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

        3.23 CHANGES. Except as would not have a material adverse effect on the Company, since December 31, 1998 there has not been:

             a. any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

             b. any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Company (as such business is presently conducted);

             c. any waiver by the Company of a material debt owed to it;

             d. any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted);

             e. any material change to the Company in any compensation arrangement or agreement with any employee;

             f. any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

             g. any resignation or termination of employment of any key officer of the Company; and the Company does not know of the impending resignation or termination of employment of any such officer;

             h. receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

             i. any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

             j. any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

             k. any declaration, setting aside or payment or other distribution in respect of any of the Company's capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company;

             l. to the Company's knowledge, any other event or condition of any character that might materially and adversely affect the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted); or

             m. any agreement or commitment by the Company to do any of the things described in this Section 3.23.

        3.24 PROPRIETARY INFORMATION AND INVENTIONS AGREEMENTS. Each employee, officer and consultant of the Company has executed a Proprietary Information and Inventions Agreement substantially in the form of previously reviewed by counsel to the Purchasers. The Company is not aware that any of its employees or consultants is in violation thereof and the Company will use its reasonable efforts to prevent any such violation.

        3.25 SECTION 83(b) ELECTIONS. To the Company's knowledge, all election notices permitted by Section 83(b) of the Internal Revenue Code and any analogous provisions of applicable state tax laws have been timely filed by all employees who have purchased shares of the Company's common stock under agreements that provide for the vesting of such shares.

        3.26 DISCLOSURE. The Company has provided the Investors with the information which the Investors have requested for deciding whether to acquire the Shares. To the Company's knowledge, no representation or warranty of the Company contained in this Agreement and the exhibits attached hereto or any certificate furnished or to be furnished to the Investors at the Closing (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

        3.27 INSURANCE. The Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

        3.28 DIVIDENDS. The Company has not declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock.

        3.29 QUALIFIED SMALL BUSINESS STOCK. The Company represents and warrants to the Investors that, to the best of its knowledge, the Shares should qualify as "Qualified Small Business Stock" as defined in Section 1202(c) of the Internal Revenue Code of 1986, as amended as of the date hereof.

        3.30 LABOR AGREEMENTS. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. The employment of each officer and employee of the Company is terminable at the will of the Company. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment. The Company is not aware that any executive officer or key employee intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of the Company is terminable at the will of the Company. The Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement.

        3.31 PERMITS. The Company has all franchises, permits, license and any similar authority necessary for the conduct of its business, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of the Company. The Company is not in default under any of such franchises, permits, licenses or other similar authority.


                                   SECTION IV

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

            Each Investor hereby severally represents and warrants to the Company with respect to the purchase of the Shares as follows:

        4.1 EXPERIENCE. It has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.

        4.2 INVESTMENT. It is acquiring the Shares and the Common Stock underlying the Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. It understands that the Shares to be purchased and the Common Stock underlying the Shares have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Investor's representations as expressed herein.

        4.3 ACCREDITED INVESTORS. The Investor is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

        4.4 RULE 144. It acknowledges that the Shares and the underlying Common Stock must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. It is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three-month period not exceeding specified limitations.

        4.5 NO PUBLIC MARKET. It understands that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company's securities.

        4.6 ACCESS TO DATA. It has had an opportunity to discuss the Company's business, management and financial affairs with its management. It has also had an opportunity to ask questions of officers of the Company, which questions were answered to its satisfaction. It understands that such discussions, as well as any written information issued by the Company, were intended to describe certain aspects of the Company's business but were not a thorough or exhaustive description. The foregoing does not, however, limit or modify the representations and warranties of the Company in Section III hereof, or the right of the Investors to rely thereon.

        4.7 AUTHORIZATION. This Agreement when executed and delivered by such Investor will constitute a valid and legally binding obligation of the Investor, enforceable in accordance with its terms.

        4.8 BROKERS OR FINDERS. Each Investor has not, and will not, incur, directly or indirectly, as a result of any action taken by such Investor, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

        4.9 TAX CONSEQUENCES; LEGAL REPRESENTATION. Each Investor has reviewed with the Investor's own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement (including any tax consequences that may result under recently enacted tax legislation). Each Investor is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Each Investor understands that the Investor (and not the Company) shall be responsible for the Investor's own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. Each Investor understands that the law firm of Wilson Sonsini Goodrich & Rosati is acting as counsel to the Company in connection with the transactions contemplated by this Agreement, and is not acting as counsel for the Investors.


                                    SECTION V

                       CONDITIONS TO CLOSING OF INVESTORS

            Each Investors' obligation to purchase Shares at the Closing is, at the option of such Investor, subject to the fulfillment of the following conditions on or before the Closing:

        5.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Company in Section III hereof shall be true and correct in all material respects as of the Closing.

        5.2 QUALIFICATIONS. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

        5.3 OPINION OF COMPANY COUNSEL. The Investors shall have received from Wilson Sonsini Goodrich & Rosati, counsel for the Company, an opinion, dated as of the Closing, in substantially the form of Exhibit H.

        5.4 PROPRIETARY INFORMATION AND INVENTIONS AGREEMENTS. The Company and each of its employees shall have entered into the Company's standard form Proprietary Information and Inventions Agreement, in substantially the form provided to the Investors.

        5.5 COVENANTS. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing shall have been performed or complied with.

        5.6 BLUE SKY. With respect to the purchase of Shares by such Investor, the Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Shares and the Common Stock issuable upon conversion of the Shares as contemplated herein.

        5.7 AMENDED AND RESTATED CERTIFICATE. The Certificate shall have been filed with the Delaware Secretary of State.

        5.8 STOCKHOLDERS' RIGHTS AGREEMENT. The Company shall have delivered an executed copy of the Stockholders' Rights Agreement and shall be bound thereby.

        5.9 COMPLIANCE CERTIFICATE. The Company shall have delivered to the Investors a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing, and certifying to the fulfillment of the conditions specified in Sections 5.1 and 5.5 of this Agreement.

        5.10 DELIVERY OF SHARE CERTIFICATES. The Company shall deliver, and the Investors shall have received, the share certificate representing each such Investor's purchase of the Series C Preferred Stock under this Agreement.

        5.11 MANAGEMENT RIGHTS AGREEMENTS. The Company shall have delivered an executed copy of the Management Rights Agreements collectively attached hereto as Exhibit F and shall be bound thereby.

        5.12 MANAGEMENT RIGHTS AGREEMENTS. Concurrent with the Closing, Mike Schuh shall be appointed to the board of directors of the Company.


                                   SECTION VI

                        CONDITIONS TO CLOSING OF COMPANY

            The Company's obligation to sell and issue any Shares at the Closing is, at the option of the Company, subject to the fulfillment as of the Closing of the following conditions:

        6.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by each Investor in Section IV hereof shall be true and correct when made, and shall be true and correct on the date of the Closing.

        6.2 COVENANTS. All covenants, agreements and conditions contained in this Agreement to be performed by each Investor on or prior to the Closing shall have been performed or complied with in all material respects.

        6.3 BLUE SKY. The Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Shares and the Common Stock issuable upon conversion of the Shares as contemplated herein.

        6.4 AMENDED AND RESTATED CERTIFICATE. The Certificate shall have been filed with the Delaware Secretary of State.

        6.5 STOCKHOLDERS' RIGHTS AGREEMENT. Each Investor shall have delivered an executed copy of the Stockholders' Rights Agreement and shall be bound thereby.


                                   SECTION VII

                      AFFIRMATIVE COVENANTS OF THE COMPANY

        7.1 COMPLIANCE WITH SECTION 1202(c) OF THE CODE. The Company hereby agrees that as long as the Shares are held by the Investors (or a transferee in whose hands such capital stock is eligible to qualify as a Qualified Small Business Stock as defined in Section 1202(c) of the Code), the Company will comply with all reporting and record-keeping requirements required of a Qualified Small Business under the Code or regulations promulgated thereunder. In addition, the Company shall submit to the Investors and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and any related Treasury Regulations. In addition, within ten (10) days after any Investor has delivered to the Company a written request therefor the Company shall deliver to such Investor a "QSBS Certificate" (the form of which is attached hereto as Exhibit G) informing the Investor whether such Investor's interest in the Company constitutes "Qualified Small Business Stock" as defined in Section 1202(c) of the Code. The Company's obligation to furnish this QSBS Certificate pursuant to this Section 7.1 shall continue until five (5) years from the date hereof, notwithstanding the fact that a class of the Company's stock may be traded on an established securities market during such period.

        7.2 PROPRIETARY INFORMATION AND INVENTIONS AGREEMENTS. The Company hereby agrees to enter into the Company's standard form Proprietary Information and Inventions Agreement with each employee and consultant it hires hereafter.

        7.3 1997 STOCK PLAN.

            a. Except as otherwise determined by the Board of Directors:

               (i) twenty-five percent (25%) of such shares issued under the 1997 Stock Plan shall vest on the first anniversary of the vesting commencement date and the remainder shall vest at one forty-eighth (1/48) per month thereafter;

               (ii) such shares issued under the Stock Plan may not be transferred prior to vesting;

               (iii) in the event that an employee is terminated by the Company, the Company shall have a right to repurchase at cost any unvested shares of Common Stock issued under the 1997 Stock Plan held by such employee;

               (iv) such shares issued under the 1997 Stock Plan shall not be transferable for one hundred and eighty (180) days following the effective date of an Initial Public Offering; and

               (v) in the event of a Change of Control as defined in the Certificate of the Company and the termination of an employee without cause, the vesting on those shares issued under the 1997 Stock Plan held by such employee shall accelerate by twelve (12) months.


                                  SECTION VIII

                                  MISCELLANEOUS

        8.1 SURVIVAL OF WARRANTIES. The representations and warranties of the Company and the Investors contained in and made pursuant to this Agreement shall survive for a period of two (2) years after the execution and delivery of this Agreement.

        8.2 GOVERNING LAW. This Agreement shall be governed in all respects by the internal laws of the State of California as applied to agreements entered into among California residents to be performed entirely within California. The parties hereto hereby submit to the exclusive jurisdiction and venue of the United States District Court for the Northern District of California.

        8.3 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto, provided, however, that the rights of an Investor to purchase Shares shall not be assignable without the consent of the Company.

        8.4 ENTIRE AGREEMENT; AMENDMENT. The Agreements and the other documents delivered pursuant hereto at the Closing constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, however, that holders of 75% of the Common Stock issued or issuable upon conversion of the Shares may, with the Company's prior written consent, waive, modify or amend on behalf of all Investors, any provision hereof.

        8.5 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, overnight courier or by facsimile upon proper confirmation of receipt, addressed
(a) if to an Investor, at such Investor's address or addresses set forth in Exhibit A, or at such other address as such Investor shall have furnished to the Company in writing, or (b) if to any other holder of any Shares, at such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such Shares who has so furnished an address to the Company, or (c) if to the Company, one copy should be sent to such address as the Company shall have furnished to the Investors.

            Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

        8.6 EXPENSES. If the Closing is effected, the Company agrees to pay an amount not to exceed $15,000 for fees of outside legal counsel to the Investors arising in connection with the negotiation, execution and consummation of the transactions contemplated by this Agreement. The Company shall not be responsible for any other fees and expenses of the Investors, whether incurred pursuant to the negotiation, execution and consummation of the transactions contemplated by this Agreement or otherwise. In the event that the financing does not close, the Company and each Investor shall bear its own legal and other expenses incurred to date with respect to the transactions contemplated by this Agreement.

        8.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the Investors, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one and the same instrument.

        8.8 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

        8.9 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party shall be cumulative and not alternative.

        8.10 FURTHER ASSURANCES. Each party hereto agrees to take such further actions including the execution of such documents as may be necessary or desirable, or reasonably requested by the other, in order to carry out the purposes of this Agreement.

        8.11 FINDER'S FEE. Each party represents that it neither is nor will be obligated for any finder's fee or commission in connection with this transaction. The Company agrees to indemnify and hold harmless each Investor for any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

        8.12 LEGAL FEES. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Agreements, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.



                 [ Remainder of Page Intentionally Left Blank ]

               IN WITNESS WHEREOF, the parties have executed this Series C Preferred Stock Purchase Agreement on the day and year first set forth above.



                                        "COMPANY"

                                        NETFLIX.COM, INC.

                                        a Delaware corporation



                                        By:  /s/
                                             -----------------------------------
                                             Reed Hastings
                                             Chief Executive Officer

"INVESTORS"

FOUNDATION CAPITAL II, L.P.


By:  Foundation Capital Management II, LLC
Its: Manager



By:  /s/
     --------------------------------------
     Name:
     Title:


FOUNDATION CAPITAL II ENTREPRENEURS FUND, LLC


By:  Foundation Capital Management II, LLC
Its: Manager

By:  /s/
     --------------------------------------
     Name:
     Title:



    [Signature Page to NetFlix.com, Inc. Series C Stock Purchase Agreement]

FOUNDATION CAPITAL II PRINCIPALS FUND, LLC


By:  Foundation Capital Management II, LLC
Its: Manager



By:  /s/
     --------------------------------------
     Name:
     Title:



TCV II, V.O.F.
a Netherlands Antilles General Partnership


By:  Technology Crossover Management II, L.L.C.
Its: Investment General Partner



By:  /s/
     --------------------------------------
     Name:  Robert C. Bensky
     Title: Chief Financial Officer


TECHNOLOGY CROSSOVER VENTURES II, L.P.
a Delaware Limited Partnership


By:  Technology Crossover Management II, L.L.C.
Its: General Partner



By:  /s/
     --------------------------------------
     Name:  Robert C. Bensky
     Title: Chief Financial Officer


TCV II (Q), L.P.
a Delaware Limited Partnership


By:  Technology Crossover Management II, L.L.C.
Its: General Partner



By:  /s/
     --------------------------------------
     Name:  Robert C. Bensky
     Title: Chief Financial Officer

TCV II STRATEGIC PARTNERS, L.P.
a Delaware Limited Partnership


By:  Technology Crossover Management II, L.L.C.
Its: General Partner



By:  /s/
     --------------------------------------
     Name:  Robert C. Bensky
     Title: Chief Financial Officer


TECHNOLOGY CROSSOVER VENTURES II, C.V.
a Netherlands Antilles Limited Partnership


By:  Technology Crossover Management II, L.L.C.
Its: Investment General Partner



By:  /s/
     --------------------------------------
     Name:  Robert C. Bensky
     Title: Chief Financial Officer


INSTITUTIONAL VENTURE PARTNERS VIII, L.P.


By:  Institutional Venture Management VIII, LLC
Its: General Partner



By:  /s/
     --------------------------------------
     Name:
     Title: Managing Director

IVM INVESTMENT FUND VIII, LLC


By:  Institutional Venture Management VIII, LLC
Its: General Partner



By:  /s/
     --------------------------------------
     Name:
     Title: Managing Director

REED HASTINGS


WS INVESTMENT COMPANY 99A



/s/
-------------------------------------------
By:  M. Korman
Title:  Member

COMDISCO, INC.



/s/
-------------------------------------------
By:
Title:


Robert D. Sanchez



/s/
-------------------------------------------


WS INVESTMENT COMPANY 99A



/s/
-------------------------------------------
By:
Title:


COMDISCO, INC.



/s/
-------------------------------------------
By:
Title:


Robert D. Sanchez



/s/
-------------------------------------------

                                    EXHIBIT A

                                NETFLIX.COM, INC.

                       SERIES C PREFERRED STOCK FINANCING

                              SCHEDULE OF INVESTORS

INVESTOR                                           NUMBER OF SHARES            PURCHASE PRICE
-----------------------------------------          ----------------            --------------

Foundation Capital II, L.P.                                                    [$6,000,000.00]

Foundation Capital II Entrepreneurs
  Fund, LLC

Foundation Capital II Principals Fund, LLC

TCV II, V.O.F.                                            25,514               $    93,240.78

Technology Crossover Ventures II, L.P.                   877,749               $ 2,870,239.23

TCV II (Q), L.P.                                         674,826               $ 2,206,681.02

TCV II Strategic Partners, L.P.                          119,758               $   391,608.66

Technology Crossover Ventures II, C.V.                   134,015               $   438,229.05

Institutional Venture Partners VIII, L.P.                602,444               $ 1,970,001.69

IVM Investment Fund VIII, LLC                              9,174               $    29,998.98

Reed Hastings                                                                  $[1,000,000.00]
                                                       ---------               --------------


                                       TOTAL:          4,587,156               $15,000,000.00
                                                       =========               ==============




                                      S-1